Exhibit 4.9

Annex

SHARE AND LOAN PURCHASE AND TRANSFER AGREEMENT

Regarding Shares and Shareholder Loans in

ACTech Holding GmbH

Between

PREMIUM Investment l GmbH & Co. KG

CornerstoneCapital ll AG & Co. KG

[***]

[***]

[***]

and

Materialise GmbH

and

Materialise N.V.

4 October 2017

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THIS SHARE AND LOAN PURCHASE AND TRANSFER AGREEMENT is made on 4 October 2017 between

(1)	PREMIUM Investment l GmbH & Co. KG, registered in the commercial register of the local court in Frankfurt am Main under HRA No. 46864

- “Seller 1”

(2)	CornerstoneCapital ll AG & Co. KG, registered in the commercial register of the local court in Mannheim under HRA No. 701314

- “Seller 2”

(3)	[***], born on ### ##, ####, ## ### ###### ##, ##### ########

- “Seller 3”

(4)	[***], born on #### ##, ####, ############ #, ##### ###############

- “Seller 4”

(5)	[***], born on #### ##, ####, ########## #### #, ##### #########

- “Seller 5”

- together “Sellers”

and

(6)	Materialise GmbH, registered in the commercial register of the local court of Munich under HRB 129938;

- “Purchaser”

(7)	Materialise N.V., Technologielaan 15, 3001 Leuven, Belgium, registered with the Belgian business register (Kruispunktbank van Ondernemingen) under company registration number BE 0441.131.254;

- “Purchaser’s Guarantor”

(Purchaser and Sellers “Parties”, individually a “Party”)

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1.	PREAMBLE

(A)	ACTech Holding GmbH (the “Sold Company”) is a German limited liability company with its seat in Freiberg/Sachsen, registered with the commercial register of the local court of Chemnitz under no. HRB 23619. The share capital (Stammkapital) of the Sold Company amounts to EUR 34,100.00 and is fully paid up.

(B)	The Sellers together own all of the existing 20 Shares of the Sold Company (“Shares”, individually “Share”), as follows:

Seller 1: Six Shares with the serial numbers 1, 3, 6, 18, 20 and 25 in the aggregate nominal amount of EUR 15,501.00, representing 45.46% of the issued share capital of the Sold Company;

Seller 2: Two Shares with the serial numbers 19 and 24 in the aggregate nominal amount of EUR 15,500.00, representing 45.45% of the issued share capital of the Sold Company;

Seller 3: Four Shares with the serial numbers 7, 8, 15 and 21 in the aggregate nominal amount of EUR 1,033.00, representing 3.03% of the issued share capital of the Sold Company;

Seller 4: Four Shares with the serial numbers 11, 12, 17 and 23 in the aggregate nominal amount of EUR 1,033.00, representing 3.03% of the issued share capital of the Sold Company;

Seller 5: Four Shares with the serial numbers 9, 10, 16 and 22 in the aggregate nominal amount of EUR 1,033.00, representing 3.03% of the issued share capital of the Sold Company.

Further details on the Shares are set forth in Schedule (B).

(C)	The Sold Company is the sole shareholder of ACTech GmbH, a limited liability company with its seat in Freiberg/Sachsen and registered with the commercial register of the local court of Chemnitz under no. HRB 11649. ACTech GmbH offers engineering services and manufactures prototype or small scale production cast parts. The share capital of ACTech GmbH (Stammkapital) consists of one (1) share in the amount of EUR 63,750.00 and is fully paid up. The financial year of the Sold Company and ACTech GmbH has recently been changed to end on 30 September (registered in the commercial register on 29 September 2017).

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(D)	ACTech GmbH is the sole shareholder of ACTech North America Inc., with an issued share capital of USD 15,000.00, divided into one thousand (1,000) shares (out of 60,000 authorised shares). It has its registered seat in Ann Arbor, Michigan. ACTech GmbH also has a liaison office in India, which is staffed with employees of ACTech GmbH (“India Office”). ACTech Holding GmbH, ACTech GmbH and ACTech North America Inc. hereinafter are individually referred to as a “Company” and jointly as the “Companies”.

(E)	Purchaser’s Guarantor is a NASDAQ listed company and active in the 3D printing business. Purchaser is a wholly-owned subsidiary of Purchaser’s Guarantor and operates the German business of the Materialise group.

(F)	Sellers intend to sell and transfer the Shares to Purchaser, and Purchaser wishes to acquire the Shares from Sellers.

(G)	Seller 1 and Seller 2 are each creditors under certain shareholder loans to the Sold Company (“Shareholder Loans”). Parts of the Shareholder Loans have been extended by Seller 1 and Seller 2, respectively to the Sold Company, other parts of the Shareholder Loans have been extended by former shareholders of the Sold Company to the Sold Company and were subsequently purchased by Shareholder 1 and Shareholder 2. The aggregate amount of the Shareholder Loans (including accrued interest) owed by the Sold Company to Seller 1 as of December 31, 2016 amounts to EUR 3,494,702.45 and is herein after referred to as “Shareholder Loan 1”, and the aggregate amount of the Shareholder Loans (including accrued interest) owed by the Sold Company to Shareholder 2 as of December 31, 2016 amounts to EUR 3,494,702.45 and is hereinafter referred to as “Shareholder Loan 2”. Details on the Shareholder Loans are set forth in Schedule (G).

(H)	Seller 1 and Seller 2 intend to terminate the Shareholder Loans and sell the resulting repayment claims to Purchaser. Purchaser wishes to acquire these Shareholder Loan repayment claims.

(I)	The Sold Company, ACTech GmbH and ACTech North America Inc. each has certain financial debt, part of which will remain with the Sold Company and/or ACTech GmbH and/or ACTech North America Inc. This includes a loan in the amount of EUR 6,000,000 granted by Sachsen Bank/LBBW on 6 June 2016. As collateral of such loan, each of Seller 1 and Seller 2 agreed to not transfer the Shares without the prior written consent of Sachsen Bank/LBBW Verpflichtungserklärung des Gesellschafters, “Negative Pledge”). Sachsen Bank/LBBW has granted its consent to the transfer of Shares to Purchaser on29 September and 2 October 2017. Copies of such consent letters are attached to this Agreement as Schedule (I).

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NOW, THEREFORE, IT IS AGREED as follows:

2.	DEFINITIONS

In this Agreement, the following terms shall have the meaning set forth be-low:

“Affiliate”	means with respect to any specified legal entity, any other legal entity or per-son that, directly or indirectly, controls or is controlled by the first legal entity. For the purposes of this definition, control shall include the ownership of at least 50% of the capital or voting rights in any legal entity or the power to direct or cause the direction of the management or policies of such legal entity, whether through voting rights, by contract or otherwise;

“Aggregate Purchase Price”	Clause 4.1;

“BGB”	Clause 7;

“Business Day”	means any day on which banks in Frankfurt am Main, Germany, are open for business;

“Company, Companies”	Preamble (D);

“Data Room”	Clause 8.5

“DVD”	Clause 8.5

“Employee(s)”	Clause 7.13(b);

“Escrow Account”	Clause 4.6(a);

“Escrow Amount”	Clause 4.6(a);

“Financial Statements”	Clause 7.6(a);

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“GWB”	Clause 6.1;

“India Office”	Preamble (D);

“Intellectual Property Rights”	Clause 7.9(a);

“Key Employee(s)”	Clause 7.13(a);

“Leakage”	Clause 5.2;

“Material Agreements”	Clause 7.12;

“Negative Pledge”	Preamble (I).

“Overall Cap”	Clause 10.2(a);

“Party” or “Parties”	Introduction to this Agreement;

“Permitted Leakage”	Clause 5.3;

“Purchaser”	Introduction to this Agreement;

“Purchaser’s Guarantor”	Introduction to this Agreement;

“Related Person”	Clause 7.12(g);

“Schedule”	Clause 19.5;

“Self-Developed Software”	Clause 7.9(b);

“Seller 1”; “Seller 2”; “Seller 3”; “Seller 4”; “Seller 5”	Introduction to this Agreement;

“Seller”, “Sellers”	Introduction to this Agreement;

“Sellers’ Accounts”	Clause 4.5;

“Share Purchase Price”	Clause 4.2;

“Shareholders’ Agreement”	Clause 3.4;

“Shareholder Loans”	Preamble (H);

“Shareholder Loan 1”	Preamble (H);

“Shareholder Loan 1 Repayment Claim Purchase Price”	Clause 4.3(a);

“Shareholder Loan 2”	Preamble (H);

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“Shareholder Loan 2 Repayment Claim Purchase Price”	Clause 4.3(b);

“Shareholder Loan Termination Agreement”	Clause 3.3(a);

“Shares”	Preamble (B);

“Signing Date”	Clause 3.1;

“Sold Company”	Preamble (A);

“Subsidies”	Clause 7.11;

“Tax” / “Taxes”	Clause 9.1;

“Third Party Claim”	Clause 8.6.

3.	SALE AND TRANSFER OF THE SHARES AND THE SHAREHOLDER LOANS

3.1	Sale of the Shares

Each Seller hereby sells to Purchaser on the date hereof (“Signing Date”) all of the Shares owned by such Seller as set forth in Schedule (B), and all rights attached thereto, including the right to all undistributed profits of the Sold Company. Sellers have, in accordance with Clause 8 of the Company’s articles of association, agreed to such sale by way of an unanimous shareholders’ resolution attached as Schedule 3.1. For the avoidance of doubt, the sale and transfer of the Shares held by each Seller is conditional upon the sale and transfer of the Shares held by all other Sellers.

3.2	Transfer of the Shares

(a)	Subject to the payment of the Aggregate Purchase Price (less the Escrow Amount) and the Escrow Amount pursuant to Clause 4.7, each Seller hereby transfers title to the Shares to Purchaser, and Purchaser hereby accepts such transfer.

(b)	The sale and transfer of the Shares to Purchaser shall be made with economic effect as of (mit wirtschaftlicher Wirkung zum) October 1, 2017, 0.00 a.m. (CET).

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3.3	Sale and Transfer of the Shareholder Loan Repayment Claims

(a)	Each of Seller 1 and Seller 2 have entered into a termination agreement with the Sold Company to terminate the Shareholder Loans, in each case under the condition and with effect as of the payment of the Aggregate Purchase Price (less the Escrow Amount) and the Escrow Amount pursuant to Clause 4.7 (“Shareholder Loan Termination Agreement”). A Copy of the Shareholder Loan Termination Agreement is attached as Schedule 3.3(a).

(b)	Seller 1 hereby sells the resulting repayment claim for the Shareholder Loan 1 (including all interest accrued thereon through the Signing Date) in the amount of EUR 3,447,014 (Euro three million four hundred forty seven thousand forteen) (“Shareholder Loan 1 Repayment Claim”) to Purchaser, and Shareholder 2 hereby sells the resulting repayment claim for the Shareholder Loan 2 (including all interest accrued thereon through the Signing Date) in the amount of EUR 3,447,014 (Euro three million four hundred forty seven thousand forteen) (“Shareholder Loan 2 Repayment Claim” and, together with the Shareholder Loan 1 Repayment Claim, the “Shareholder Loan Repayment Claims”) to Purchaser. Seller 1 hereby transfers the Shareholder Loan 1 Repayment Claim to Purchaser, and Shareholder 2 hereby transfers the Shareholder Loan 2 Repayment Claim to Purchaser, in each case under the condition of the payment of the Aggregate Purchase Price (less the Escrow Amount) and the Escrow Amount pursuant to Clause 4.7. Purchaser accepts such sales and transfers.

3.4	Shareholders’ Agreement

Sellers entered into a shareholders’ agreement named “Gesellschafterverein-barung” dated [***] (number [***] of the roll of deeds of the notary [***] in Dresden) (“Shareholders’ Agreement”). Each of Sellers hereby acknowledges that it/he/she will not raise any claim arising out of or in connection with the Shareholders’ Agreement against Purchaser or the Companies. Each Seller shall indemnify and hold harmless (freistellen) Purchaser from any claims which the Companies, one or more Sellers or third parties may have in connection with the Shareholders’ Agreement.

4.	PURCHASE PRICE FOR THE SHARES AND THE SHAREHOLDER LOAN REPAYMENT CLAIMS AND PAYMENT

4.1	Aggregate Purchase Price

The aggregate purchase price for the Shares and the Shareholder Loan Repayment Claims shall consist of the purchase price for the Shares pursuant to Clause 4.2 and the purchase price for the Shareholder Loan Repayment Claims pursuant to Clause 4.3 (together the “Aggregate Purchase Price”).

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4.2	Purchase Price for the Shares

(a)	The purchase price for all Shares to be paid to Sellers shall be EUR 29,417,776 (Euro twenty nine million four hundred seventeen thousand seven hundred seventy six), subject to reallocation, if any, in accordance with Clause 4.4 below (“Share Purchase Price”).

4.3	Purchase Price for the Shareholder Loan Repayment Claims

(a)	The purchase price for the Shareholder Loan 1 Repayment Claim shall be EUR 3,447,014 (Euro three million four hundred forty seven thousand forteen), subject to reallocation, if any, in accordance with Clause 4.4 below (“Shareholder Loan 1 Repayment Claim Purchase Price”).

(b)	The purchase price for Shareholder Loan 2 Repayment Claim shall be EUR 3,447,014 (Euro three million four hundred forty seven thousand forteen), subject to reallocation, if any, in accordance with Clause 4.4 below (“Shareholder Loan 2 Repayment Claim Purchase Price”).

4.4	Reallocation of Share Purchase Price, Shareholder Loan 1 Repayment Claim Purchase Price and Shareholder Loan 2 Repayment Claim Purchase Price

The Parties are aware that, based on agreements between the Sold Company, Seller 1 and Seller 2 (and/or the former shareholders of the Sold Company), any interest accrued on the Shareholder Loan during any calendar year through 2016, except for an amount of EUR 392,220.12 (Euro three hundred ninety two thousand two hundred twenty 12/100) for 2016 which was paid on July 19, 2017, was in the past not paid but capitalized at the beginning of the next following year, and thus increased the principal amount of the Shareholder Loans. The Parties agree that, should for whatever reasons such capitalizations and/or the underlying interest for any year up to and including 2016 retroactively not be recognized and/or otherwise be revalued or restated as to not having occurred, the Aggregate Purchase Price shall remain unaffected (provided, however, that any rights of Purchaser under Clauses 7 and/or 9 in connection with the capitalization or payment of interest under the Shareholder Loans shall remain unaffected by this Clause 4.4). In such case, as between the Parties, any reduction of the amounts of the Shareholder Loan Repayment Claims shall therefore result in a corresponding reduction of the Shareholder Loan 1 Repayment Claim Purchase Price and the Shareholder Loan 2 Repayment Claim Purchase Price and in a corresponding increase of the Share Purchase Price.

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4.5	Allocation of Aggregate Purchase Price, Sellers’ Accounts

The Aggregate Purchase Price less the Escrow Amount shall be allocated to the individual Sellers and paid to the bank accounts of the Sellers (“Sellers’ Accounts”) as set forth in Schedule 4.5.

4.6	Escrow

(a)	The Parties agree that a portion of the Share Purchase Price in the amount of EUR 3,788,000 (Euro three million seven hundred eighty eight thousand) (“Escrow Amount”) shall be paid on an escrow account (Notaranderkonto) of the acting notary (“Escrow Account”) as security for any claims of Purchaser under this Agreement.

(b)	The account details, terms and conditions of the Escrow Account and the release of the Escrow Amount from the Escrow Account are set forth in the escrow agreement which is hereby agreed between Sellers and Purchaser as attached hereto as Schedule 4.6(b); appointment as escrow agent and the respectively set out escrow instructions are hereby accepted by the acting notary.

4.7	Payment of Aggregate Purchase Price

Purchaser shall pay

(a)	the Aggregate Purchase Price less the Escrow Amount to the Sellers’ Accounts as allocated in Schedule 4.5; and

(b)	the Escrow Amount to the Escrow Account,

each by wire transfer in immediately available funds at the Signing Date.

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4.8	Default Interest

In the event that any Party is in default with any payment obligation under this Agreement, the defaulting Party shall, as from the date on which the default occurs until the date of actual payment, pay default interest at the rate pursuant to Section 288 of the German Civil Code. The respective other Party’s (or Parties’) right to claim further damages, if any, shall remain unaffected. Any Party shall automatically, and without further notice requirements, be regarded as being in default with payments if such payments are not credited to the respective other Party’s (or Parties’) account on the day when they are due.

4.9	Exclusion of Set-off or Retention Rights

Unless specifically otherwise agreed herein, no Party shall be entitled to exercise any right of set-off (Aufrechnung) or retention (Zurückbehaltung) against any claims for payment under this Agreement, unless the relevant counterclaim is undisputed or has been established by way of a non-appealable court decision.

4.10	Purchaser’s Guarantor’s Guarantee

Purchaser’s Guarantor hereby guarantees all of Purchaser’s obligations, in particular the obligation to pay the Aggregate Purchase Price, under this Agreement.

4.11	No Value Added Tax

The Aggregate Purchase Price is exclusive of any value added tax (Um-satzsteuer or similar foreign transfer Taxes). Sellers undertake not to waive any applicable exemption from value added tax without Purchaser’s consent. If and to the extent that any value added tax falls due on the transactions contemplated under this Agreement, such value added tax shall be borne by Purchaser. Purchaser will pay the statutory value added tax to Sellers only for those transactions that are not subject to reverse-charge (Übergang der Steuerschuldnerschaft auf den Leistungsempfänger) or similar shifts of value added tax liabilities to Purchaser and only upon receipt of valid invoices issued in accordance with the legal prerequisites for value added tax recovery.

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5.	NO LEAKAGE

5.1	Sellers’ Representations relating to Leakage

Each Seller hereby represents that from 1 January 2017 until the Signing Date no Leakage other than a Permitted Leakage has occurred.

5.2	Leakage

“Leakage” shall mean

(a)	any dividend payment or distribution of profits declared or made by the Companies to Sellers or their Affiliates;

(b)	any repayment, repurchase of or compensation for redemption, or other return of share capital of the Companies which results in a payment to, or an agreement or obligation to make a payment to, Sellers or their Affiliates;

(c)	the incurrence of any debt by the Companies vis-á-vis any of Sellers or their Affiliates, any repayment of debt incurred by the Companies vis-á-vis any of Sellers or their Affiliates, the granting of any guarantee by the Companies for the benefit of Sellers or their Affiliates, the waiver of any claims by the Companies vis-á-vis Sellers or their Affiliates and/or any sale or transfer of any material asset of the Companies to Sellers or their Affiliates;

(d)	any payment of advisory or similar fees by the Companies to Sellers or their Affiliates;

(e)	any encumbrance created over any of the material assets of the Companies in favour or for the benefit of Sellers or their Affiliates;

(f)	any payment of fees, costs and expenses to advisors of the Companies in connection with the preparation, negotiation or implementation of the transactions contemplated under this Agreement (for the avoidance of doubt, any obligation of the Companies to make such payment after the Signing Date shall also be considered as Leakage, irrespective when the obligation was incurred);

(g)	the granting or payment by the Companies of any transaction bonus, exit bonus, exceptional or contingent payment or similar payment or benefit to any director, employee or consultant of the Companies, other than bonus payments related to the normal business of the Companies and entered into in the ordinary course (for the avoidance of doubt, any obligation of the Companies to make such payment after the Signing Date shall also be considered as Leakage, irrespective when the obligation was incurred);

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(h)	any Taxes payable by the Companies in respect of any of the matters in Clause 5.2(a) through (g); and

(i)	the entering into an agreement or commitment by the Company to effect any of the matters referred to in Clause 5.2(a) through (g).

5.3	Permitted Leakage

“Permitted Leakage” shall mean

(a)	the payment of the Shareholder Loan 1 Repayment Claim Purchase Price and Shareholder Loan 2 Repayment Claim Purchase Price including interest thereon in accordance with Clause 4.3; and

(b)	the payments to Sellers 3, 4 and 5 under their respective service agreements existing as of the Signing Date, not exceeding the amounts as listed in Schedule 5.3(b);

(c)	the payments of the remuneration for the members of the advisory board (Beirat) of the Sold Company, not exceeding the amounts as listed in Schedule 5.3(b);

(d)	the payment of advisory fees to the accounting, tax and law firm Moog Partnerschaftsgesellschaft mbB, Freiberg, not exceeding the amounts as listed in Schedule 5.3(b); and

(e)	the [***] payment to [***] in connection with his [***] of the Sold Company and ACTech GmbH, not exceeding of an amount of EUR 519,664.30 (Euro five hundred nineteen thousand six hundred four 30/100) plus VAT (including all related [***], if any).

(f)	the payment of interest on the Shareholder Loans in the amount of EUR 392,220.12 for the year 2016 as set forth in Clause 4.4.

5.4	Legal Consequences in case of Leakage

In case of a breach of the representation set forth in Clause 5.1,

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(a)	if only one Seller (or several, but not all Sellers) (or any of their respective Affiliate(s)) has received a Leakage which is not a Permitted Leakage, then such Seller (or Sellers) shall be liable towards Purchaser under the terms of this Agreement (and for the avoidance of doubt, for the full respective amount of the Leakage received irrespective of their respective percentage ownership of Shares in the Sold Company) and no other Seller shall have any liability towards Purchaser for such Leakage;

(b)	if all Sellers have directly or indirectly received a Leakage (in particular in case of payment to third parties under Clauses 5.2(f) and 5.2(g))which is not a Permitted Leakage, then all Sellers shall be liable towards Purchaser under the terms of this Agreement proportionate to their respective percentage ownership of Shares in the Sold Company;

and the respective Seller or Sellers shall compensate Purchaser (or, at the election of Purchaser, the relevant Company) on a EUR for EUR basis for the full or proportionate amount of the Leakage, plus interest for the period from (but excluding) the date when the respective Leakage occurred until (but including) the date when Purchaser (or, as the case may be, the relevant Company) has been fully compensated for such Leakage at the interest rate set forth in Clause 4.8. For the avoidance of doubt, the provisions of Clause 10 shall not apply to claims under this Clause 5.

6.	COMPLETION ACTIONS, RIGHT TO RESCIND

6.1	Completion Actions

(a)	Upon payment of the Aggregate Purchase Price (less the Escrow Amount) and the Escrow Amount in accordance with Clause 4.7. Purchaser shall provide a bank confirmation of the relevant payments. Sellers shall confirm to Purchaser and the acting notary in writing receipt of the relevant payments, and the acting notary shall confirm in writing receipt of the Escrow Amount to the Parties.

(b)	Sellers have provided the acting notary with (i) original signed resignation letters by all members of the advisory board (Beirat) of the Sold Company, confirming that no member of the advisory board has any further claims against the Companies, (ii) the original signed letter of [***] resigning as [***] of the Sold Company and ACTech GmbH and confirming that [***] has no claims against the Sold Company and ACTech GmbH, each as attached in Schedule 6.1. Upon receipt of the confirmation of the payment of the Aggregate Purchase Price by the Purchaser and the Escrow Amount pursuant to Clause 4.7, the actual notary shall hand such original letters over to Purchaser.

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6.2	Sellers’ Right to Rescind as a Result of Failure to Pay the Aggregate Purchase Price

In the event that payment of the Aggregate Purchase Price has not been made in full within five (5) Business Days after the date of this Agreement, Sellers may rescind this Agreement by written notice to Purchaser. The rescission right (Rücktrittsrecht) shall not prejudice any further claims of Sellers.

7.	SELLERS’ GUARANTEES

Sellers guarantee, or each Seller individually, as the case may be, guarantees, to Purchaser in the form of guarantees pursuant to Sec. 311 (1) of the German Civil Code (“BGB”), i.e. as guarantees “sui generis”, that the following statements are true and accurate as of the Signing Date. The Parties agree that the following guarantees do not constitute Beschaffenheitsgarantien within the meaning of Sections 443, 444 of the German Civil Code (BGB). Other than expressed in the guarantees hereinafter, Sellers assume no further representations and warranties regarding the legal and economic affairs of the Companies that exceed the guarantees set forth in this Clause 7. To the extent any guarantee set forth herein is based on Sellers’ knowledge, the positive knowledge of Sellers and the knowledge on their part which Sellers would have had applying the standard of care of a prudent business man according to section 93 AktG (Sorgfalt eines ordentlichen and gewissenhaften Ges-chäftsleiters) is relevant.

7.1	Shares

(a)	Each Seller guarantees, but only with respect to the Shares held by such Seller, that the statements in Preamble (B) and Schedule (B) regarding the Shares are correct.

(b)	Each Seller guarantees, but only with respect to the Shares held by such Seller, that (i) such Seller has good and marketable title to the Shares, (ii) the Shares have been duly and validly issued, are fully paid up and have not been repaid, (iii) the Shares are free from any pledges, encumbrances, liens and other rights of third parties of any type whatsoever, and (iv) there are no obligations to grant such rights to third parties.

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(c)	The Sold Company has good and marketable title to the shares in ACTech GmbH, and ACTech GmbH has good and marketable title to the shares in ACTech North America Inc., and the shares in these Companies are free from any pledges, encumbrances, liens and other rights of third parties.

7.2	Authorisation of Sellers

Each Seller guarantees, but only with respect to each such Seller, that each such Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against it in accordance with the terms herein. Written consents of spouses of Sellers 3, 4 and 5, who are married, are attached as Schedule 7.2. To the respective Seller’s knowledge, no Seller requires any other consent or permission of a third party or government authority with regard to this Agreement. No court order to open insolvency proceedings over the assets of a Seller has been served on such Seller. To the respective Seller’s knowledge, (i) no request for the opening up of such proceedings has been filed, and (ii) no circumstances exist which would require a Seller to apply for the opening of such proceedings.

7.3	Status of the Companies

The statements in Preamble (A) through (D) regarding the Companies are correct. The Sold Company and ACTech GmbH are each duly organised and validly exist under the laws of the Federal Republic of Germany. ACTech North America Inc. is duly organised and validly exists under the laws of the state of its incorporation. The articles of association and/or by-laws set forth in Schedule 7.3 constitute the current articles of associations of the Companies. The Companies do not hold any shares or other interests in any other company other than set forth in Schedule (B). The India Office is duly established and in compliance with the permission granted by the Reserve Bank of India and any other applicable obligations under the laws of India.

7.4	Shareholder Loans and Financial Debt

(a)	Seller 1 and Seller 2 are the sole owners of the Shareholder Loans and guarantee that the statements in Preamble (G) and Schedule (G) regarding the Shareholder Loans are correct. The Shareholder Loans and Shareholder Loan Repayment Claims are free from any pledges, encumbrances, liens and other rights of third parties of any type whatsoever.

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(b)	The Companies have no financial debt (as defined in Schedule 7.4(b)) other than the financial debt owed to Sachsenbank/LBBW, Sparkasse Erzgebirge and Ally Financial, as well as under any finance leases, described in Schedule 7.4(b) and the Shareholder Loans, in each case in the amounts specified in Schedule 7.4(b).

7.5	No Insolvency

No insolvency proceedings have been applied for with respect to any of the Companies, nor has the institution of such proceedings been denied for a lack of assets. To Sellers’ knowledge, no circumstances exist which would require a Company to apply for the opening of such proceedings.

7.6	Accounting, Annual Financial Statements

(a)	The audited financial statements of each of the Sold Company and ACTech GmbH (consisting of the balance sheet, the profit and loss account and the annex) and the audited consolidated financial statements for the Sold Company for each of the financial years 2015 and 2016 contained in folder 3.1 of the Data Room (“Financial Statements”) were prepared in accordance with the requirements set forth in the German Commercial Code (HGB) and the principles of proper accounting (Grundsätze ordnungsgemäßer Buchführung) and in consistence with past practice. As of their respective balance sheet date, the Financial Statements give a true and fair view (vermitteln ein den tatsächlichen Verhältnissen entsprechendes Bild) of the respective assets and liabilities (Vermögenslage), financial conditions (Finanzlage) and results of operation (Ertragslage) as defined by Section 264 (2) of the German Commercial Code (HGB). The unaudited financial statements of ACTech North America, Inc. for each of the financial years 2015 and 2016 have been prepared from the books and records of ACTech North America, Inc. in accordance with US GAAP and in consistence with past practice, and fairly present, in all material respects, the financial position of ACTech North America, Inc. as of the dates thereof and the results of its operations and cash flows for the periods indicated.

(b)	The unaudited consolidated monthly reports of the Companies as of 31 August 2017 which is attached in Schedule 7.6(b) has been prepared with due care and in consistence with past practise, and to the Sellers’ knowledge contains a fair reflection of the net cash position of the Companies as of such date.

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(c)	Unless otherwise stated in Schedule 7.6(c), there are no agreements with respect to financial derivatives instruments (including, but not limited to, options, swaps, forward exchange transactions, commodity futures) to which any of the Companies is a party.

7.7	Operation of Business

Unless otherwise stated in Schedule 7.7, the business of each of the Companies has been operated from January 1, 2017 until the Signing Date within the ordinary course of business and substantially as previously conducted. In particular, with the exception of intercompany transactions and unless otherwise stated in Schedule 7.7, the Companies

(a)	have not issued any interests or shares to third parties nor granted any other participation rights;

(b)	have not paid out any dividends or other distributions;

(c)	have not made any investments (i.e. fixed assets capitalized in the balance sheet) exceeding in the individual case EUR 50,000.00 (Euro fifty thousand);

(d)	have not sold or disposed of any fixed assets (capitalized in the balance sheet), and have not entered into any pledge, assignment or creation of security interests of/over any such fixed assets exceeding in an individual case EUR 20,000 (Euro twenty thousand);

(e)	have not granted or extended any loans to third parties, and have not been granted or extended any loans from third parties;

(f)	have not granted any guarantees and/or sureties (Bürgschaft) securing liabilities or obligations of any third party;

(g)	have not waived or settled any liability towards the Companies in excess of EUR 25,000 (Euro twenty five thousand);

(h)	have not taken any steps to change their capital structure (Kapitalmaßnahmen);

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(i)	have not given or received notice of termination in regard to any Em-ployee and have not appointed or employed any new fulltime Employee with an annual salary exceeding EUR 40,000 (Euro forty thousand);

(j)	have not changed the compensation or bonus or other terms of employment of any fulltime Employee with an annual salary exceeding EUR 40,000 (Euro forty thousand); and

(k)	have not significantly changed the previously agreed payment terms with any customer or supplier of the Companies.

7.8	Real Property, Physical Assets

(a)	The Companies own the real property (Grundstücke) listed in Schedule 7.8(a), and do not own and have not owned any other real property. Copies of the real estate register regarding the real estate owned by the Companies are attached in Schedule 7.8(a). With the exception of those rights listed in Schedule 7.8(a), the owned real property is free from any encumbrances, liens and other rights of third parties of any type whatsoever.

(b)	The Companies lease the real properties listed in Schedule 7.8(b).

(c)	The Companies are the owner or authorised user of all tangible assets currently used and required to conduct the business in a comparable manner as conducted up to the Signing Date.

7.9	Intellectual Property, Software

(a)	Schedule 7.9(a) contains a list of all patents, trademarks, domain names and other registered intellectual property rights owned by, or licensed to, the Companies (“Intellectual Property Rights”). The Companies have not received written notice regarding, or are subject to any proceedings for opposition, cancellation, revocation or rectification of, any Intellectual Property Right which is material to the business of the Companies. The Companies have not been informed in writing that a third party is challenging any Intellectual Property Right. To Sellers’ knowledge the Intellectual Property Rights have not been infringed by a third party,and the Companies do not infringe any intellectual property rights of third parties.

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(b)	Schedule 7.9(b) contains a list of all material software (except customary standard office and administration software) (i) developed by the Companies (“Self-Developed Software”), and (ii) licensed or sub-licensed from any third party to the Companies. The Self-Developed Software is (i) owned by the Companies or the Companies have sufficient title to unrestricted use of the Self-Developed Software, (ii) free from any encumbrances, liens and other rights of third parties of any type whatsoever, and no open source software of the type listed in Schedule 7.9(b) or similar public software is incorporated into or is being (or has been) distributed with the Self-Developed Software except as disclosed in Schedule 7.9(b).

(c)	The Intellectual Property Rights and the software described in Clause 7.9(b), including the Self-Developed Software, enable the Companies to conduct their business as currently conducted.

(d)	The Company has duly complied with, to the extent required by law, contract or otherwise, the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar foreign law. The Company has paid all remuneration to persons entitled to any compensation under the German Act on Employee Inventions or agreements entered into under such Act up to and including 31 December 2015 and has made accruals for the periods thereafter, and there are no other agreements with (current or former) employees of the Companies regarding employee inventions.

7.10	Business Operations, Compliance with Laws and Permits

Except as set forth in Schedule 7.10, the Companies hold all permits, licenses or approvals required under public law or neighbours’ law (Nachbar-schaftsrecht) for the operation of the business as presently conducted.

7.11	Subsidies

The Companies have received or applied for certain (i) investment subsidies (Investitionszulagen), (ii) investment grants (Investitionszuschüsse) (iii) R&D grants (Zuschüsse für Forschung and Entwicklung), (iv) interest grants (Zinszuschusse) and (v) other subsidies (sonstige Fördermittel) (with the exception of training subsidies (Ausbildungszuschüsse) in an amount of up to EUR 10,000 (Euro ten thousand) in the individual case) (together “Subsidies”). Except for Subsidies which are either completely consummated or under

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which, according to their terms, the Companies no longer have any obligations all Subsidies granted to the Companies are comprehensively and correctly listed in Schedule 7.11. Since January 1, 2016, none of the Companies has applied for, received or used any further public subsidies in an amount of at least EUR 25,000 (Euro twenty five thousand), other than the Subsidies listed in Schedule 7.11. No repayment claims have been received by the Companies with respect to the Subsidies, and, to Sellers’ knowledge, there are no grounds for any such repayment claims. The Companies have fulfilled and are in compliance with any requirements and conditions imposed by the competent authority in connection with the Subsidies.

7.12	Material Agreements

Schedule 7.12 contains a schedule of all agreements as described below with respect to which any of the Companies is a party and which have not been terminated (the “Material Agreements”):

(a)	all rental agreements, lease agreements and other agreements with annual payment obligations exceeding EUR 15,000 (Euro fifteen thousand) in the individual agreement concerning the use of movable and immovable assets used for the business;

(b)	all credit and other loan agreements entered into with third parties other than loans to employees not exceeding three monthly gross salaries of the respective employee;

(c)	all guarantees, sureties (Bürgschaften), assumptions of debt, participations in debt, letters of support and any other instruments under which a Company could be liable for the obligations of any third party;

(d)	any other agreement (not covered in other paragraphs of this Clause and except for employment agreements) which cannot be terminated with effect as of or prior to December 31, 2017 and providing for annual payment obligations for the Companies in excess of EUR 10,000 (Euro ten thousand) in the individual case;

(e)	any agreement with an individual value exceeding EUR 25,000 (Euro twenty five thousand) containing a change-of-control clause;

(f)	all license agreements providing for annual payment obligations with an individual value exceeding EUR 10,000 (Euro ten thousand) for the Companies; and

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(g)	any agreements with Sellers or Sellers’ Affiliates (other than the Companies) or persons with a personal relationship to a Seller (Naheste-hende Personen within the meaning of Section 15 of the Tax Code (Abgabenordnung)) (together “Related Persons”).

Except as disclosed in Schedule 7.12, the Companies have not given to or received from any party to a Material Agreement (i) any written notice of termination or (ii) any written notice of any actual or alleged default by the Companies under a Material Agreement.

7.13	Employees, Pensions

(a)	Schedule 7.13(a) contains a correct list of all managing directors (Ge-schäftsführer), statutory agents (Prokuristen) and other employees of the Companies with an annual salary in excess of EUR 75,000 (Euro seventy-five thousand) (such directors and employees together the “Key Employees” and individually as “Key Employee”) showing their name, date of birth, date of commencement, termination period, annual fixed salary (gross amount excluding employer contributions), and other benefits including bonus entitlements, pensions and similar benefits.

(b)	Schedule 7.13(b) contains a correct anonymized list of all other employees of the Companies other than marginal part-time employees (geringfügig Beschäftigte), trainees and work students who are employed on a case to case basis (such employees together with the Key Employees jointly referred to as “Employees” and individually as “Employee”) showing their personnel number, age, date of commencement, weekly working time, termination period, annual fixed salary (gross amount excluding employer contributions), and other benefits including bonus entitlements, pensions and similar benefits, and of the relevant applicable overtime entitlements. Unless stated in Schedules 7.13(a) or (b), (i) there are no agreements with Employees that provide for a participation in the Companies’ profits or special payments, such as bonuses, option rights, premiums or profit-oriented bonus payments, and (ii) no Employee has either given or received notice of termination of his or her employment agreement or has entered into a termination agreement with any of the Companies or has received or made an offer of such an arrangement. All compensation and withholding obligations of the Companies to or in respect of their current and former Employees for periods until the Signing Date have been satisfied by the Companies, and, to Sellers’ knowledge, the Companies have fulfilled all conditions in connection with the payment of short time work compensation (Kurzarbeitergeld) to the Employees.

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(c)	The Employees are not subject to any collective bargaining agreements (Tarifverträge). Certain company-wide remuneration and bonus rules apply to the Employees of ACTech GmbH, as described in Schedule 7.13(c). No legally binding promises or commitments have been made by any of the Companies to their Employees to increase benefits, except as set forth in Schedule 7.13(c).

(d)	Schedule 7.13(d) contains a sample employment contract used by the Companies.

(e)	The Companies do not employ any freelancers or similar self-employed personnel.

(f)	The Companies have not granted any direct pensions entitlements (Direktzusagen) and do not provide any employer-financed company pension schemes (arbeitgeberfinanzierte betriebliche Altersversorgung), and the Companies have no other liabilities to any actual or former employees under any direct pension entitlements or company pension schemes.

(g)	Except as set forth in Schedule 7.13(g), no works council has been elected at the Companies, and the Companies are not bound by shop agreements (Betriebsvereinbarungen) other than those listed in Schedule 7.13(g).

7.14	Suppliers and Customers

Schedule 7.14 contains a list of the ten largest suppliers and of the ten largest customers of the Companies in the financial years 2014 - 2016, in each case indicating the relevant business volume. No customer has informed any of the Companies that it will cease or materially reduce its business with it.

7.15	Insurances

Schedule 7.15 contains a list of all insurance policies, with the exception of insurance policies relating to motor vehicles used in the business, entered into by any of the Companies. All motor vehicles used in the business are adequately insured as required by law.

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7.16	Litigation and Administrative Proceedings

With the exception of the proceedings listed in Schedule 7.16, none of the Companies is involved as plaintiff, as defendant or as any other party in any pending (rechtshängig) lawsuit or arbitration proceeding, and to Sellers’ knowledge, no such proceedings have been threatened in writing against the Companies.

7.17	Compliance

To Sellers’ knowledge, the Companies are in compliance with all material provisions of applicable law. None of the Companies and no Key Employee has been sentenced by a court or has been subject to criminal investigations with respect to fraud, corruption, bribery or other criminal behaviour in relation to the conduct of the business of the Companies, and to Sellers’ knowledge, no circumstances exist which could lead to such a criminal investigation. The Companies have not been subject to any other administrative investigations or proceedings which resulted in fines, penalties and/or costs exceeding an amount of EUR 25,000 (Euro twenty-five thousand).

7.18	Environmental Issues

The Companies have not received clean-up orders from public authorities or requests from neighbours. Purchaser is aware of the existing environmental condition of the Freiberg, Halsbrücker Straße site. The environmental reports and the statements from environmental authorities relating to that site are set forth in Schedule 7.18.

7.19	Actions between January 1, 2017 and the Signing Date

Except as specified in Schedule 7.7, in the period between January 1, 2017 and the Signing Date, the business of the Companies has been conducted in the ordinary course.

7.20	No Commission or Finder’s Fee

The Companies are under no obligation to pay any success fees to any broker, finder or agent with respect to the execution of this Agreement or the consummation of the transactions contemplated hereunder.

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8.	REMEDIES IN CASE OF A BREACH OF GUARANTEES

8.1	Rectification of Breach

In case of the breach of any of the guarantees by Sellers according to Clause 7, Sellers shall compensate Purchaser within 45 days from Purchaser’s request by creating such state that would have existed had the guarantee been correct (Naturalrestitution). Purchaser shall inform Sellers without undue delay and in any case within 30 days of becoming aware of the relevant facts if it believes that a breach of any such guarantees has occurred.

8.2	Compensation for Damages

In case (i) Sellers do not compensate Purchaser by creating the state that would have existed had the guarantee been correct (Naturalrestitution) within the period set forth in Clause 8.1 above, or (ii) such compensation is not possible, Sellers shall compensate Purchaser by paying damages in cash (Schadensersatz in Geld). Any compensation shall (i) include all reasonably foreseeable consequential damages (Folgeschäden) and applicable legal fees and other reasonable costs of defense, and (ii) exclude any contractually agreed loss of profits (entgangener Gewinn) or loss in value because of a loss in profits or revenue. The statutory regulations regarding the calculation of damages, mitigation of damages and offsetting of losses by advantages due to the damaging event (Schadensberechnung, Schadensminderung, Vorteilsaus-gleich) pursuant to Sec. 249 et seq. of the BGB shall apply. Any payments to Purchaser pursuant to this Clause 8 (and pursuant to Clauses 9 and 9A) shall be treated as a reduction of the Aggregate Purchase Price.

8.3	Recourse against Escrow Amount

Clause 17 notwithstanding, any claim of Purchaser against a Seller under this Agreement may be satisfied in full out of the Escrow Amount. Any liability of Sellers exceeding the Escrow Amount shall be severally (teilschuldnerisch).

8.4	Exclusion of Compensation

Any liability of Sellers hereunder shall be excluded to the extent that claims of Purchaser or the underlying facts or circumstances (a) are actually compensated by insurances or other third parties or (b) if Purchaser has not undertaken commercially reasonable efforts to have them actually compensated by insurances or other third parties, or (c) are compensated by Sellers on the basis of any indemnity provisions under this Agreement, or (d) are explicitly reflected for such fact or circumstance as a liability or accrual in the Financial

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Statements (no double dip). Any compensation payments that have been made to Purchaser by Sellers, and subsequently become excluded according to lit. (a) above shall be refunded by Purchaser to Sellers without undue delay.

8.5	Purchaser’s Knowledge

Sellers’ obligation to compensate Purchaser for damages is excluded if the breach of guarantee was specifically and fairly disclosed to Purchaser in this Agreement (including its Schedules) or in the virtual data room hosted by In-tralinks and accessible to Purchaser in the period from 13 July 2017 until 30 September 2017 (the “Data Room”). The Parties have submitted today to the acting notary a DVD and/or data memory stick (“DVD”) with the contents of the Data Room and hereby instruct the acting notary to keep this DVD or data memory stick in safe custody together with this deed for a period of six years after the Signing Date, unless judicial or arbitration proceedings have been commenced relating to claims under or in connection with this Agreement, in which case the DVD shall remain deposited with the notary until the finalisation of such judicial or arbitration proceedings. The acting notary shall deposit the DVD in his offices or upon the acting notary’s discretion in a bank safe. The acting notary is not obliged to organize special preventions against fire, theft or the risk of loss of data. The acting notary shall grant Sellers and Purchaser (solely or jointly) access to the DVD upon request. After expiration of the period set out above, the notary is authorized to destroy the DVD. Copies of the DVD have been handed out to each of Sellers and Purchaser on or prior to the Signing Date. For the purposes of this Clause 8.5, “fair disclosure” shall mean the disclosure of facts or circumstances in a manner to allow a reasonably diligent buyer of the Companies to fully assess the nature and significance of the relevant matter, including the fact that it constitutes a breach of guarantee, and any fact or circumstance disclosed under a particular clause or schedule in this Agreement shall be deemed a disclosure under all clauses and schedules of this Agreement. The Parties hereby acknowledge that the knowledge of any managing director, employee or professional advisor of the Companies shall not be attributed to Purchaser in connection with this Clause8.5.

8.6	Third Party Claims

In the event that a claim against Purchaser or a Company is asserted, made, threatened or filed by a third party (including a public authority) which results,

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or which the Purchaser reasonably believes to result from or lead to a breach of any of the guarantees by Sellers according to Clause 7 (“Third Party Claim”) the following shall apply:

(a)	No admissions in relation to such a Third Party Claim shall be made by or on behalf of Purchaser or any of the Purchaser’s Affiliates (including the Companies) and a Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Sellers.

(b)	If a Seller wishes to defend Purchaser or a Company against a Third Party Claim in its name and on its behalf, such Seller shall notify Purchaser accordingly within a period of three weeks after having been duly notified of the Third Party Claim. Upon such notification the respective Seller shall be entitled to take any action he deems necessary to defend, appeal, compromise or settle the Third Party Claim in the name and on behalf of Purchaser or a Company, unless such action would be against the reasonable business interests of the Companies or Purchaser. Purchaser shall, and shall procure that the affected Company shall, promptly give all assistance and information to Seller including reasonable access to all relevant documents of the Companies as may be reasonably required to defend the Third Party Claim and in particular promptly forward all notices, communications and filings (including court papers).

(c)	If Sellers do not notify the Purchaser in accordance with Section 8.6(b), Purchaser shall, or shall procure that the affected Company shall, conduct the defence of the Third Party Claim diligently and in good faith. Purchaser shall, and shall procure that the affected Company shall keep Sellers fully informed of the progress of the Third Party Claim and its defence and consult with Sellers prior to taking any action in relation to the Third Party Claim and its defence so as to give the Sellers the opportunity to comment and object.

(d)	The costs and expenses incurred in relation to the defence against the Third Party Claim shall be borne by the party defending the Third Party Claim.

9.	TAXES

9.1	Definition

“Tax” or “Taxes” shall mean

(a)	any taxes or similar assessments or ancillary charges or other payments (Steuern and steuerliche Nebenleistungen) within the meaning of Section 3 of the German Tax Code (Abgabenordnung), any customs duties (Zölle), and any equivalent taxes or duties under the laws of any other jurisdiction;

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(b)	social security contributions (Beitrage, Gebühren) for retirement, health, unemployment, nursing and occupational accident or long-term care insurance (Pflegeversicherung) under the laws of any jurisdiction;

(c)	any taxes to be withheld or paid for the account of a third party (Steuerabzugsbeträge), such as (in particular, but not limited to) capital withholding or wage tax (Kapitalertrag- and Lohnsteuer) under the laws of any jurisdiction;

(d)	any secondary liability (Haftungsschuld) for Taxes defined under sub-paragraphs (a) to (c) under the laws of any jurisdiction; and

(e)	any penalties, fines, interest, costs or additions in connection with Taxes defined under sub-paragraphs (a) to (d), irrespective whether imposed under the laws of Germany or any other jurisdiction.

9.2	Tax Guarantee

Sellers guarantee that as of the Signing Date, the Companies (i) have duly and timely paid (or withheld and remitted) all Taxes relating to any time period up to the Signing Date when due (fällig), and (ii) have duly and timely filed in accordance with applicable law all tax returns. All tax returns are correct and complete and have been prepared in accordance with applicable laws, rules and regulations. The books, accounting and other records of the Companies as well as any other documentation required to be prepared and maintained by the Company according statutory tax law, rules and regulations (i) are complete and up to date, (ii) contain complete and accurate details of the business activities of the Companies and of all matters to be recorded and documented under applicable law, including tax laws, rules and regulations, and (iii) have been maintained in accordance with applicable legal and tax law, rules and regulations on a proper and consistent basis. No notice or allegation that any books and records are incorrect or should be rectified has been received by the Companies in writing. Purchaser is aware that the completeness of the transfer pricing documentation of the Companies has been disputed in the current tax audit and, therefore, shall not be entitled to any claim under this Clause 9.2 in relation to the transfer pricing documentation of the Companies (but, for the avoidance of doubt, potential claims under Clause 9.3 shall remain unaffected).

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9.3	Tax Indemnification

Sellers shall indemnify and hold harmless (freistellen) Purchaser (or, at the election of Purchaser, the Companies) from and against any Taxes payable by the Companies and relating to any assessment periods (Veranla-gungszeiträume) ending on or before the December 31, 2016. For the avoidance of doubt, such indemnification obligation shall include any Taxes that result from the [***] for the period until the [***] of the [***] pursuant to the [***]. Sellers shall not be obliged to indemnify Purchaser for any claim under the preceding sentences (“Tax Indemnification Claim”) if and to the extent that

(a)	the relevant Tax has been fully paid by [***] on or prior to the [***];

(b)	the relevant Tax will result in [***] of [***] in the [***], whereby the [***] of the Tax Indemnification Claim on account of [***] shall amount to the present value of [***] realized by [***] within the first [***] after the [***] and calculated on the basis of a presumed uniform aggregated [***] and [***] of [***]% or such other applicable [***] as known at the time the Tax reduction is calculated and a discount factor of [***]% per annum;

(c)	[***] are entitled to any [***] resulting from the continued utilization of [***] by [***] in the [***] and thereafter as a result of the [***] on the [***] [***] in case of a [***], provided, however, that such [***] shall only reduce a Tax Indemnification Claim after they have been confirmed as [***] and [***] vis-à-vis [***] by a [***]; if Tax Indemnification Claims occur prior to the [***] having been confirmed as [***] and [***], such Tax Indemnification Claims shall first be satisfied in full by [***] and [***] shall compensate [***] for the corresponding amount if and to the extent that such [***] are confirmed as [***] and [***] at a later stage; or

(d)

[***] have received [***] relating to [***] ending on or before the [***] which are not [***] for in the [***] of [***]; [***] shall (i) immediately inform [***] of any such [***] in writing, (ii) provide the relevant documentation to [***] and, (iii) to the extent that the amount of [***] relating to [***] ending on or before the [***] exceeds the amount of Tax Indemnification Claims, compensate [***] for the corresponding amount.

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Any Tax Indemnification Claim shall become due [***] Business Days before Purchaser or the relevant Company have to pay the respective Taxes.

9.4	Cooperation in Tax Matters

After the Signing Date, Sellers and Purchaser shall fully and in good faith cooperate with each other in respect of Tax matters of the Companies relating to any assessment periods (Veranlagungszeiträume) ending on or before the December 31, 2016. Purchaser shall procure that Sellers are informed of all Tax assessments, announcements of Tax audits and any other written correspondence or documents which the Companies receive from a Tax authority and which may give rise to a Tax Indemnification Claim without undue delay.The Parties agree on the following:

(a)	Purchaser shall, and shall procure that the Companies will, forward to Sellers copies of all Tax assessments and announcements of Tax audits which may give rise to a Tax Indemnification Claim within twenty (20) Business Days after Purchaser or the relevant Company has received such Tax assessment or announcement of a Tax audit. Purchaser (i) shall provide or make available and shall ensure that the Companies provide and make available upon request all relevant books, records and documentation, (ii) shall grant, and shall ensure that each Company grants, Sellers and Sellers’ advisors the right to participate in material meetings, discussions and correspondence with the Tax Authorities, including in the case of Tax audits the right to attend the final meeting with the Tax auditor, at the sole expense of Sellers, and (iii) shall duly incorporate, and shall ensure that each Company incorporates in its statements to the Tax authorities any reasonable comments Sellers may have.

(b)

Unless required by law, Purchaser shall not, and shall ensure that the Companies will not without prior consent of Sellers, settle or concede to the findings of any Tax audits relating to any assessment periods (Veranlagungszeiträume) ending on or before the December 31, 2016. If Purchaser or the Companies intend to take any actions mentioned in the preceding sentence, Purchaser shall notify Sellers prior to taking

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such action in writing about the intention to do so and Sellers shall within ten (10) Business Days after receipt of the notification either provide their written consent to the intended action of Purchaser or the Companies or shall inform Purchaser in writing about their intention how to handle the matter differently; otherwise Sellers’ written consent to such action shall be deemed to be given.

(c)	Purchaser shall procure that, upon request of Sellers, objections are filed and legal proceedings are instituted and conducted against any Tax assessment notices, orders, audits, decrees or judgments relating to any assessment periods (Veranlagungszeiträume) ending on or before the December 31, 2016 in accordance with the instructions and at the sole expense of Sellers. Purchaser shall ensure that Sellers are provided with all relevant documents, other information and assistance reasonably required by Sellers in this connection.

(d)	Purchaser shall cause the Sold Company and ACTech GmbH to use reasonable commercial efforts to have initiated a Tax audit for the years2015 and 2016 within six months after the Tax audit for the financial years 2012 to 2014 has been finalized.

9.5	Exclusion of Tax Indemnification Claims

Tax Indemnification Claims shall be excluded

(a)	if and to the extent that Purchaser has breached its obligations under Clause 9.4, and the Tax Indemnification Claim has been caused or increased by such breach;

(b)	if and to the extent that the Tax Indemnification Claim was caused by any restructuring action taken by Purchaser or any of the Companies after the Signing Date.

For the avoidance of doubt, the provisions of Clauses 8.4, 8.5, 10.1 and 10.2 shall not apply to claims under this Clause 9.

9A.	[***] INDEMNIFICATION CLAIM

Sellers shall indemnify and hold harmless (freistellen) Purchaser (or, at the election of Purchaser, the Companies) from and against any claims by [***][***] of [***], [***], in relation to the payment of [***] or any [***] for [***]. Any indemnification claim under this Clause 9A shall become

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due [***] Business Days before the relevant Company has to pay the relevant amounts to [***]. The Parties shall cooperate in good faith in the [***] of any [***] of [***], and Clause [***] shall apply mutatis mu-tandis to any [***] under this Clause 9A.

10.	LIMITATION OF LIABILITY

10.1	De Minimis, Threshold

Claims of Purchaser in connection with a breach of any of the guarantees by Sellers according to Clause 7 may only be asserted if

(a)	the value of an individual claim or of a series of claims based on identical or similar circumstances exceeds EUR 25,000 (Euro twenty five thousand); and

(b)	to the extent that the aggregate amount of all claims that exceed the threshold set forth under (a) exceeds EUR 100,000 (Euro one hundred thousand), in which case the full amount of all qualifying claims may be claimed by Purchaser.

10.2	Cap

(a)	The aggregate liability of Sellers regarding a breach of any of the guarantees set forth in Clause 7.1, 7.2, 7.3 and 7.4(a) of this Agreement is limited to a total amount equal to the Aggregate Purchase Price(“Overall Cap”), provided that each Seller shall only be liable for such portion of the Overall Cap pro rata to the Shares (and, if applicable, Shareholder Loans) sold by such Seller under this Agreement.

(b)	In light of the fact that Purchaser shall enter into a W&I insurance, substantially in accordance with the terms in Schedule 10.2(b) to provide further coverage for such claims, Sellers’ aggregate liability is limited to EUR 200,000 (Euro two hundred thousand), provided that the Overall Cap shall in no event be exceeded.

10.3	Statute of Limitation

Claims of Purchaser arising under this Agreement shall become time-barred

(a)	5 (five) years after the Signing Date with respect to claims relating to a breach of any of the guarantees set forth in Clause 7.1, 7.2, 7.3 and7.4(a) or any claims under Clauses 5 and 9A;

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(b)	regarding all claims under Clause 9, the earlier of (i) six (6) months after the date of the final, non-appealable (formell und materiel bestandskräftig) assessment concerning the respective Tax, or (ii) five(5) years after the Signing Date; and

(c)	20 (twenty) months after the Signing Date with respect to all other claims of Purchaser.

10.4	No Further Rights

The Parties agree that Purchaser’s rights concerning the subject matter of this Agreement are exclusively laid down in this Agreement. Any other contractual, semi-contractual, statutory or other rights of Purchaser - irrespective of their legal character — are excluded to the extent permitted under applicable law. Unless expressly provided otherwise in connection with the guarantees (Clause 7) or elsewhere in this Agreement, in particular Purchaser’s right to challenge the Agreement (Anfechtung), the right to re-performance (Nacher-füllung), the right to rescission (Racktritt), the right to wind-up the Agreement (also in the form of comprehensive compensation (groger Schadensersatz), to make deductions from the purchase price (Minderung) or to adjust the Agreement (Storung der Gescheiftsgrundlage) are excluded. The same applies to claims for compensation based on a positive violation of a right (Positive Forderungsverletzung) and breach of pre-contractual duties (culpa in contra-hendo) (Section 311 subsection 2 no. 1 and 2 of the BGB). Sellers’ liability and any claims against them based on wilful misconduct (Vorsatz) or fraud (Ar-glist) shall remain unaffected.

11.	PURCHASER’S GUARANTEES AND INDEMNITY

11.1	Guarantees

Purchaser and Purchaser’s Guarantor each guarantees that Purchaser and Purchaser’s Guarantor each was founded in accordance with applicable law and validly exists and holds all necessary powers of attorney, approvals and permissions to enter into and to execute this Agreement. This Agreement constitutes valid and binding obligations for Purchaser and Purchaser’s Guarantor according to the statutory regulations applicable to them.

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11.2	Indemnity

Purchaser will indemnify and hold Seller 1 and Seller 2 harmless from all liabilities, damages and losses Seller 1 and/or Seller 2 may suffer if the expectations expressed in the consent letters of Sachsen Bank/LBBW attached hereto as Schedule I that certain amendments, additional agreements and other steps will be made and executed in connection with its loan to the Companies will not be met.

12.	PAYMENT TO RESERVES OF THE SOLD COMPANY

Purchaser is aware that in 2014, Sellers 1 and 2 made a contribution to the re-serves of the Sold Company in the amount of EUR 1 million to enable the Sold Company to repay in part a loan to former shareholders of the Sold Company.The Sold Company subsequently repaid that amount on October 27, 2014 to Sellers 1 and 2. In 2015, Sellers 1 and 2 repaid the distributed amount of EUR 1 million to the Sold Company. The Parties are in agreement that Purchaser is not entitled to make any claims, and shall ensure that the Sold Company will not make any claims, against Sellers resulting from a potential violation of capital maintenance rules, in particular any claims for additional contributions to the share capital of the Sold Company.

13.	NON-COMPETE, NON-SOLICITATION

Each of Seller 3, 4 and 5 agrees, for a period of 2 (two) years from the Signing Date, (i) not to directly or indirectly compete with the business of any of the Companies, as conducted, and in the geographic areas where the Companies are active, on the Signing Date, and (ii) not to directly or indirectly solicit any employees of the Companies. Nothing herein shall prohibit any of Sellers 3, 4and 5 from purchasing or owning less than five percent (5%) of the outstanding securities and voting power of any corporation or entity, provided that such ownership represents a passive investment.

14.	CONFIDENTIALITY AND PRESS RELEASES

The Parties shall, and shall cause their advisers, to keep the conclusion of this Agreement and the terms of this Agreement strictly confidential. Press releases and any other publications towards third parties shall be agreed in advance by all Parties. The preceding sentences shall not prohibit disclosure or use of any information if and to the extent that (i) the disclosure or use is required by law, applicable capital market rules or any regulatory body (including, in particular, Securities Exchange Commission (SEC) rules & regulations as a result of Purchaser’s Guarantor’s listing on the NASDAQ or any other stock exchange); (ii) the disclosure or use is required for the purpose of any judicial

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proceedings arising out of this Agreement or the disclosure is made to a competent Tax authority in connection with the Tax affairs of the disclosing Party; (iii) the disclosure is made to professional advisers, as part of Purchaser’s customary capital market communication or to shareholders or actual or potential financiers of a Party on a need to know basis.

15.	ASSIGNMENT

Neither Party may assign, in whole or in part, rights and obligations arising from this Agreement without the prior written consent of all other Parties. The restrictions pursuant to this Clause 15 shall not apply in the event of an assignment to Purchaser’s Guarantor or an Affiliate of Purchaser, to financial institutions (or their agent(s)) that are financing all or the majority part of the Aggregate Purchase Price payable by Purchaser under this Agreement, or in the event of an assignment of claims to the insurer of the warranty and indemnity insurance policy taken out by Purchaser in connection with this Agreement. The obligations of the Purchaser under Clauses 8.6 and 9.4 shall only apply to the extent not prohibited by the terms of any warranty and indemnity insurance policy taken out by the Purchaser on the date of this Agreement and the conduct rights of the insurer under such policy shall prevail over the rights of the Sellers under Clauses 8.6 and 9.4 in case and to the extent of any conflict.

16.	SEVERAL LIABILITY OF SELLERS

Each Seller shall be severally liable (teilschuldnerisch haften) for its obligations hereunder.

17.	NOTICES

All notices under this Agreement shall be made in text form (Textform) unless a stricter form is required by law.

17.1	Notices to Sellers

All notices to Sellers in connection with this Agreement shall be addressed to:

PREMIUM Investment I GmbH & Co. KG

Marcel van Wijk

Email: #########@premium-equity.de

Fax: ### ### ######

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CornerstoneCapital II AG & Co. KG

Pieter van Halem

Email: ########@cornerstonecapital.de

Fax: ### ### #####

[***]

Email: #########@gmail.com

[***] is hereby authorized by Seller 3 and Seller 5 to represent them in giving and receiving notices in connection with this Agreement,

with a copy for informational purposes to:

HERMES & GIEBELER Rechtsanwälte

Dr. Reinhard Hermes

Email: #######@hermesgiebeler.com

Fax: +## ##-#######-##

17.2	Notices to Purchaser

All notices to Purchaser in connection with this Agreement shall be addressed to:

Materialise GmbH

Carla van Steenbergen

Friedrichshafener Str. 3, 82205 Gilching, Germany

Email: ####################@materialise.be

Fax: +## ## ## ## ##

with a copy for informational purposes to:

Baker Mckenzie

Gerald Schumann

Theatinerstr. 23, 80333 München, Germany

Email: ###############@bakermckenzie.com

Fax: +## ## ## ## #-###

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17.3	Notices to Purchaser’s Guarantor

All notices to Purchaser’s Guarantor in connection with this Agreement shall be addressed to:

Materialise N.V.

Carla van Steenbergen

Technologielaan 15, 3001 Leuven, Belgium

Email: ####################@materialise.be

Fax: +## ## ## ## ##

with a copy for informational purposes to:

Baker McKenzie

Gerald Schumann

Theatinerstr. 23, 80333 München, Germany

Email: ###############@bakermckenzie.com

Fax: +## ## ## ## #-###

17.4	Changes of Address

The Parties shall inform each other of any changes of their addresses set forth in this Clause 17 without undue delay. Until such notice has been received, the address previously communicated by the other Party shall be used.

18.	MISCELLANEOUS

18.1	Applicable Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, except for the principles of conflicts of laws and further excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

18.2	Costs

(a)	Each Party shall bear its own costs and expenditures, including its legal and tax counsels’ fees.

(b)	Purchaser shall bear the notary’s fees, requisite registration fees and the real estate transfer tax.

18.3	Jurisdiction

To the extent permitted by law, the courts of Frankfurt am Main shall have exclusive jurisdiction over all disputes between the Parties in connection with, or arising under, this Agreement.

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18.4	Amendments to Agreement

Any amendments to this Agreement, including the amendment of this provision itself, shall be valid only if made in writing unless a stricter form is required by law.

18.5	Schedules

All schedules to this Agreement (each a “Schedule” and together the “Schedules”) shall form an integral part of this Agreement; to the extent that the Schedules are agreements between the Parties, they shall be completed simultaneously with this Agreement. In case of a conflict between any Schedule and the provisions of this Agreement, the provisions of this Agreement shall prevail.

18.6	Entire Agreement; No Additional Agreements

This Agreement and its Schedules comprise all agreements made between the parties concerning the subject of the Agreement, and replace all oral or written negotiations, contracts, agreements, and provisions previously entered into between the Parties with respect to the subject of this Agreement, except for the confidentiality agreement dated June 2, 2017 which shall continue to apply if the actions to be performed pursuant to Clause 6.1 have not been consummated. There have not been any additional agreements between any one or several individual Seller(s) and Purchaser regarding the subject matter of this Agreement.

18.7	Severability Clause

Should any provision of this Agreement be or become invalid, ineffective or unenforceable in whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision which comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. Section 139 of the BGB shall not apply. The aforesaid shall apply mutatis mutandis to gaps in this Agreement, if any.

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18.8	Interpretation

Headings in this Agreement are for convenience only and shall not influence the interpretation of this Agreement.

18.9	Language of this Agreement

This Agreement is executed in the English language. Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics,the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

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